PROSPECTUS SUPPLEMENT                                              EXHIBIT 99.6

                              FULTON BANCORP, INC.

                            FULTON SAVINGS BANK, FSB
                                RETIREMENT TRUST

     This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Fulton Savings Bank, FSB Retirement Trust (the "Plan" or the "401(k) Plan") of participation interests and shares of Fulton Bancorp, Inc. common stock, par value $.01 per share (the "Common Stock"), as set forth herein.

     In connection with the proposed conversion of Fulton Savings Bank, FSB (the "Savings Bank" or "Employer") from a federally chartered mutual savings bank to a federally chartered stock savings bank, a holding company, Fulton Bancorp, Inc. (the "Holding Company"), has been formed. The simultaneous conversion of the Savings Bank to stock form, the issuance of the Savings Bank's common stock to the Holding Company and the offer and sale of the Holding Company's Common Stock to the public are herein referred to as the "Conversion." The Board of Directors of the Savings Bank has amended the 401(k) Plan to permit a one-time investment of the Plan assets in Common Stock of the Holding Company. The Plan will permit Participants to direct the trustee of the Plan to purchase Common Stock with amounts in the Plan attributable to such Participants to a maximum of __% of a Participant's vested account balance at December 31, 1995. This Prospectus Supplement relates to the election of a Participant to direct the purchase of Common Stock in connection with the Conversion.

     The Prospectus dated _________, 1996 of the Holding Company (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operation and business of the Savings Bank and the Holding Company. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus. Terms not otherwise defined in this Prospectus Supplement are defined in the Plan or the Prospectus.

     A PARTICIPANT'S ELIGIBILITY TO PURCHASE COMMON STOCK IN THE CONVERSION THROUGH THE PLAN IS SUBJECT TO THE PARTICIPANT'S GENERAL ELIGIBILITY TO PURCHASE SHARES OF COMMON STOCK IN THE CONVERSION AND THE MAXIMUM AND MINIMUM LIMITATIONS SET FORTH IN THE PLAN OF CONVERSION. SEE "THE CONVERSION" AND "--LIMITATIONS ON PURCHASES OF SHARES" IN THE PROSPECTUS.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" IN THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OFFICE OF THRIFT
         SUPERVISION ("OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION
          ("FDIC") OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY OTHER
           AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


         The date of this Prospectus Supplement is ____________, 1996.

     No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement in connection with the offering made hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Holding Company, the Savings Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Savings Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This Prospectus Supplement should be read only in conjunction with the Prospectus that is attached herein and should be retained for future reference.

                               TABLE OF CONTENTS

                                                                              PAGE
The Offering
     Securities Offered......................................................  S-4
     Election to Purchase Common Stock in the Conversion.....................  S-4
     Value of Participation Interests........................................  S-4
     Method of Directing Transfer............................................  S-4
     Time for Directing Transfer.............................................  S-4
     Irrevocability of Transfer Direction....................................  S-5
     Purchase Price of Common Stock..........................................  S-5
     Nature of a Participant's Interest in the Holding Company Common Stock..  S-5
     Voting and Tender Rights of Common Stock................................  S-5

Description of the Plan
     Introduction............................................................  S-5
     Eligibility and Participation...........................................  S-6
     Contributions Under the Plan............................................  S-6
     Limitations and Contributions...........................................  S-7
     Investments of Contributions............................................  S-8
     Benefits Under the Plan.................................................  S-9
     Withdrawals and Distributions from the Plan.............................  S-9
     Administration of the Plan.............................................. S-10
     Reports to Plan Participants............................................ S-10
     Plan Administrator...................................................... S-10
     Amendment and Termination............................................... S-10
     Merger, Consolidation or Transfer....................................... S-11
     Federal Income Tax Consequences......................................... S-11
     Restrictions on Resale.................................................. S-13

Legal Opinions............................................................... S-13
Investment Form.............................................................. S-14

                                  THE OFFERING


SECURITIES OFFERED

     The securities offered hereby are participation interests in the Plan and up to _______ shares, at the actual purchase price of $10.00 per share, of Common Stock which may be acquired by the Plan for the accounts of employees participating in the Plan. The Holding Company is the issuer of the Common Stock. Only employees and former employees of the Savings Bank and their beneficiaries may participate in the Plan. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operations and business of the Savings Bank and the Holding Company is contained in the attached Prospectus. The address of the principal executive office of the Savings Bank is 410 Market Street, P.O. Box 700, Fulton, Missouri 65251-0700. The Savings Bank's telephone number is (573) 642-6618.

ELECTION TO PURCHASE COMMON STOCK IN THE CONVERSION

     In connection with the Savings Bank's Conversion, the Savings Bank has amended the 401(k) Plan to permit each Participant to direct the trustees of the Plan ("Trustees") to permit the creation of an Employer Stock Fund (the "Employer Stock Fund") and authorized, at the election of a Participant, transfer up to __% of a Participant's vested beneficial interest in the assets of the Plan at December 31, 1995 to the Employer Stock Fund and to use such funds to purchase Common Stock issued in connection with the Conversion. Amounts transferred will include salary deferral, Employer Matching and profit sharing contributions. The Employer Stock Fund will consist of investments in the Common Stock made on or after the effective date of the Conversion. Funds not transferred to the Employer Stock Fund will remain in the other investment pool of the Plan (the "General Fund") as directed by an investment committee authorized by the Board of Directors of the Savings Bank. A PARTICIPANT'S ABILITY TO TRANSFER FUNDS TO THE EMPLOYER STOCK FUND IN THE CONVERSION IS SUBJECT TO THE PARTICIPANT'S GENERAL ELIGIBILITY TO PURCHASE SHARES OF COMMON STOCK IN THE CONVERSION. FOR GENERAL INFORMATION AS TO THE ABILITY OF THE PARTICIPANTS TO PURCHASE SHARES IN THE CONVERSION, SEE "THE CONVERSION -- THE SUBSCRIPTION, DIRECT COMMUNITY AND PUBLIC OFFERINGS" IN THE ATTACHED PROSPECTUS.

VALUE OF PARTICIPATION INTERESTS

     The assets of the Plan are valued on an ongoing basis and each Participant is informed of the value of his or her beneficial interest in the Plan an annual basis. This value represents the market value of past contributions to the Plan by the Savings Bank and by the Participants and earnings thereon, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

     The last page of this Prospectus Supplement is an investment form to direct a transfer to the Employer Stock Fund (the "Investment Form"). If a Participant wishes to transfer up to ___% of the Participant's vested beneficial interest in the assets of the Plan at December 31, 1995 to the Employer Stock Fund to purchase Common Stock issued in connection with the Conversion, the Participant should indicate that decision in Part 2 of the Investment Form. If a Participant does not wish to make such an election, he or she does not need to take any action.

TIME FOR DIRECTING TRANSFER

     The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Conversion is ______, 1996. The Investment Form should be returned to __________________________________________________ by the close of business on such date.

IRREVOCABILITY OF TRANSFER DIRECTION

     A Participant's direction to transfer amounts credited to such Participant's account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Conversion shall be irrevocable. Participants, however, will be able to direct the sale of Common Stock, as explained below. Special restrictions may apply to transfers directed by those Participants who are executive officers, directors and principal shareholders of the Holding Company who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Conversion will be used by the Trustees to purchase shares of Common Stock. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Conversion.

NATURE OF A PARTICIPANT'S INTEREST IN THE HOLDING COMPANY STOCK

     The Holding Company Stock purchased for an account of a Participant will be held in the name of the Trustee of the Plan in the Employer Stock Fund. Any earnings, losses or expenses with respect to the Holding Company Stock, including dividends and appreciation or depreciation in value, will be credited or debited to the account and will not be credited to or borne by any other accounts.

VOTING AND TENDER RIGHTS OF COMMON STOCK

     The Trustees generally will exercise voting and tender rights attributable to all Common Stock held by the Trust as directed by Participants with an interest in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have the right to vote, each Participant will be allocated a number of voting instruction rights reflecting such participant's proportionate interest in the Employer Stock Fund. The percentage of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative or negative on each matter shall be the same percentage of the total number of voting instruction rights that are exercised in either the affirmative or negative, respectively.


                            DESCRIPTION OF THE PLAN

INTRODUCTION

     One December 22, 1992, The Savings Bank adopted the Plan, which amended and restated an earlier retirement plan established on January 1, 1990. The Plan was amended effective _______, 1996 to permit participants to direct the investment of Plan assets in the Employer Stock Fund. The Plan is a cash or deferred arrangement established in accordance with the requirement under
Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations. The Savings Bank has received a determination from the Internal Revenue Service ("IRS") that the Plan is qualified under Section 401(a) of the Code and that it satisfies the requirements for a qualified cash or deferred arrangement under
Section 401(k) of the Code.

     EMPLOYEE RETIREMENT INCOME SECURITY ACT. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Title IV of ERISA nor the plan termination insurance provisions contained in Title IV will be extended to Participants or beneficiaries under the Plan.

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE SAVINGS BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59 1/2, UNLESS A PARTICIPANT RETIRES AS PERMITTED UNDER THIS PLAN REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE SAVINGS BANK OR AFTER TERMINATION OF EMPLOYMENT.

     REFERENCE TO FULL TEXT OF PLAN. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan, which is filed as an exhibit to the registration statement filed with the SEC. Copies of the Plan are available to all employees by filing a request with the Plan Administrator. Each Employee is urged to read carefully the full text of the Plan.

ELIGIBILITY AND PARTICIPATION

     Any employee of the Savings Bank is eligible to participate and will become a Participant in the Plan on the first day of the month coinciding with or next following completion of a minimum of 1,000 hours of service with the Savings Bank within a consecutive 12 month period of employment and the attainment of age 19. The Plan fiscal year is the calendar year ("Plan Year"). Directors who are not employees of the Savings Bank are not eligible to participate in the Plan.

     During 1995, approximately ___ employees elected to contribute to the Plan.

CONTRIBUTIONS UNDER THE PLAN

     PARTICIPANT CONTRIBUTIONS. Each Participant in the Plan is permitted to elect to reduce such Participant's Compensation (as defined below) pursuant to a salary reduction agreement and have that amount contributed to the Plan on such Participant's behalf. Such amounts are credited to the Participant's "Deferral Contributions Account." For purposes of the Plan, "Compensation" means a Participant's total amount of earnings reportable W-2 wages for federal income tax withholding purposes plus a Participant's elective deferrals pursuant to a salary reduction agreement under the Plan or any elective deferrals to a Section 125 plan. Due to statutory changes, effective January 1, 1994, the annual Compensation of each Participant taken into account under the Plan is limited to $150,000 (adjusted for cost of living as permitted by the Code). A Participant may elect to modify the amount contributed to the Plan under the participant's salary reduction agreement during the Plan Year. Deferral contributions are generally transferred by the Savings Bank to the Trustee of the Plan on a periodic basis.

     EMPLOYER CONTRIBUTIONS. The Savings Bank currently makes an annual contribution to the Plan of an amount equal to __% of each Participant's annual salary reduction contributions, up to a maximum of __% of each Participant's annual compensation. Such amounts are credited to the Participant's "Nonelective Contributions Account."

     DISCRETIONARY CONTRIBUTIONS. The Savings Bank may also make discretionary contributions to the Plan for each Plan Year. Participants who are in service on the last day of the Plan Year and have completed 1,000 hours of service during the Plan Year are eligible to share in the allocation of the discretionary contributions (if any) for the Plan Year. The Savings Bank's discretionary contributions are allocated among Participants eligible to share in the allocation according to the relationship of each such Participant's Compensation for the Plan Year to the Total Compensation of all such Participants for such Plan Year. In addition, the Savings Bank may make discretionary contributions on behalf of certain non-highly compensated employees to the extent necessary to satisfy the Code's nondiscrimination requirements (see below).

LIMITATIONS ON CONTRIBUTIONS

     LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions allocated to each Participant's Account during any Plan Year may not exceed the lesser of 25% of the Participant's "Section 415 Compensation" for the Plan Year or $30,000 (adjusted for increases in cost of living as permitted by the Code). A Participant's "Section 415 Compensation" is a Participant's Compensation, excluding any amount contributed to the Plan under a compensation reduction agreement or any employer contribution to the Plan or to any other plan or deferred compensation or any distributions from a plan of deferred compensation. In addition, annual additions shall be limited to the extent necessary to prevent the limitations for the combined plans of the Savings Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions to the Plan with respect to a Participant, such excess will be reallocated to the remaining Participants who are eligible for an allocation of Employer contributions for the Plan Year.

     LIMITATION ON 401(K) PLAN CONTRIBUTIONS. The annual amount of deferred compensation of a Participant (when aggregated with any elective deferrals of the Participant under any other employer plan, a simplified employee pension plan or a tax-deferred annuity) may not exceed $7,000, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1996 is $9,500). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

     LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES.
Sections 401(k) and 401(m) of the Code limit the amount of deferred compensation contributed to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of deferred compensation contributed by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage for a Plan Year (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Deferral Contributions credited to the Deferral Contributions Account of such eligible employee by such employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (a) 125% of the actual deferred percentage of all other eligible employees, or (b) the lesser of (i) 200% of the actual deferred percentage of all other eligible employees, or (ii) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for a Plan Year (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of employer contributions credited to the Matching Contributions Account of such eligible employee by each eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (a) 125% of the actual contribution percentage of all other eligible employees, or (b) the lesser of (i) 200% of the actual contributions percentage of all other eligible employees, or (ii) the actual contribution percentage of all other eligible employees plus two percentage points.

     In general, a Highly Compensated Employee includes any employee who, during the Plan Year or the preceding Plan Year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of the Employer, or stock possessing more than 5% of the total combines voting power of all stock of the Employer), (2) received compensation from the Employer is excess of $100,000,
(3) received compensation from the Employer in excess of $66,000 and was in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during the Plan Year, or (4) was at any time an officer of the Employer and received compensation in excess of $60,000 (a "Highly Compensated Employee"). These dollar amounts subject to adjustment annually by the IRS. Such amounts are adjusted annually to reflect increase in the cost of living. If the employer does not have at least one officer whose annual compensation is in excess of $60,000, then the highest paid officer of the Employer will be treated as a Highly Compensated Employee.

     In order to prevent disqualification of the plan, any amounts contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Savings Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Savings Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2 1/2 months following the close of the Plan Year in which they arose.

     TOP-HEAVY PLAN REQUIREMENTS. If, for any Plan Year, the Plan is a Top-Heavy Plan (as defined below), then (i) the Savings Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined plan maintained by the Savings Bank.

     In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year, if as of the last day of the preceding Plan Year, the aggregate balance of the accounts of all Participants who are key Employees exceeds 60% of the aggregate balance of the Accounts of the Participants. "Key Employees" generally include any employee, who at any time during the Plan Year or any other the four preceding Plan Years, if (1) an officer of the Savings Bank having annual compensation in excess of $60,000 who is in administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owing, directly or indirectly , the largest interest in the employer, (3) a 5% owner of the employer (i.e., owns directly or indirectly more than 5% of the stock of the employer, or stock possessing more than 5% of the total combined voting power of all stock of the employer), or (4) a 1% of owner of the employer having compensation in excess of $150,000.

INVESTMENT OF CONTRIBUTIONS

     All amounts credited to Participants' account under the Plan are held in the Trust which is administered by the Trustees. The Trustees are appointed by the Savings Bank's Board of Directors.

     The net gain (or loss) in the account from investments other than the Employer Stock Fund (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) are determined annually at the end of the Plan Year.

     In connection with the Conversion, Participants in the Plan may make a one-time election to invest up to __% of the vested portion of their accounts in Common Stock. If an account is invested in Common Stock, the shares will be held in the Employer Stock Fund as a separate investment. Any earnings, losses or expenses with respect to the Holding Company Stock held in the account, including, without limitation, dividends and appreciation or depreciation of the value of the shares, will be credited or debited to the account and will not be credited to or borne by any other account of any other Participants. Any cash dividends and other cash distributions paid on any Common Stock will be reinvested by the trustees as directed by each Participant under the Plan, and may not be reinvested in additional Common Stock. A Participant may at any time direct the Trustees to sell all or any of the shares of Common Stock held in his or her Plan accounts. If Common Stock is sold, the proceeds will be credited to the account from which the shares were sold and thereafter invested by the Trustees as part of the remainder of the general fund under the Plan. Accounts which are invested in Common Stock will continue to be invested in such shares until the Participant directs the Trustees to sell the shares.

     To the extent dividends are not paid on Common Stock held in the Employer Stock Fund, the return on any investment in the Employer Stock Fund will consist only of the market value appreciation of the Common Stock subsequent to its purchase. Following the Conversion, the Board of the Holding Company may consider a policy of paying dividends on the Common Stock, however, no decision has been made by the Board of the Holding Company regarding the amount or timing of dividends, if any.

     As of the date of the Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund.

     INVESTMENTS IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS ASSOCIATED WITH INVESTMENTS IN COMMON STOCK OF THE HOLDING COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE "RISK FACTORS" IN THE PROSPECTUS.

BENEFITS UNDER THE PLAN

     VESTING. A Participant, has at all times a fully vested, nonforfeitable interest in all of his or her Deferred Contributions and the earnings thereon under the Plan. A Participant is 100% vested in his or her Matching Contributions Account and employer discretionary contributions after the completion of seven years of service under the Plan's seven-year-graded vesting schedule (20% per year beginning after three years of service).

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59 1/2 UNLESS A PARTICIPANT RETIRES AS PERMITTED UNDER THE PLAN REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE SAVINGS BANK.

     DISTRIBUTION UPON RETIREMENT, DISABILITY OR TERMINATION OF EMPLOYMENT. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment. At the request of the Participant, the distribution may include an in-kind distribution of Common Stock of the Holding Company credited to the Participant's Account. A Participant whose total vested account balance equals or exceeds $3,500 at the time of termination, may elect, in lieu of a lump sum payments, to be paid in annual installments over a period not exceeding the life expectancy of the Participant or the joint life expectancies of the Participant and his or her designated beneficiary. Benefits payments ordinarily shall be made not later than 60 days following the end of the Plan Year in which occurs later of the Participant's: (i) termination of employment; (ii) attainment of age 65; or (iii) tenth anniversary of commencement of participation in the Plan; but in no event later than April 1 following the calendar year in which the Participant attains age 70 1/2. However, if the vested portion of the Participant's Account balances exceeds $3,500, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant consents to an earlier distribution. Special restrictions may apply to the distribution of Common Stock of the Holding Company to those Participants who are executive officers, directors and principal shareholders of the Holding Company who are subject to the provisions of Section 16(b) of the Exchange Act.

     DISTRIBUTION UPON DEATH. A Participant who dies prior to the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse, shall have his or her benefits paid to the surviving spouse in a lump sum, or if the payment of his or her benefits had commenced before his or her death, in accordance with the distribution method in effect at his or her death. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary, payments of benefits to the beneficiary of a deceased Participant shall be made in the form of a lump sum payment in cash or in Common Stock, or if the payment of his or her benefit had commenced before his or her death, in accordance with the distribution method if effect at death.

     NONALIENATION OF BENEFITS. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

ADMINISTRATION OF THE PLAN

     TRUSTEES. The Trustees with respect to the Plan are currently Kermit D. Gohring, Richard W. Gohring and Bonnie K. Smith, all of whom are officers of the Savings Bank.

     The Trustees must render periodic reports to the Savings Bank and to the Participants in such form and containing information that the Trustees deems necessary.

REPORTS TO PLAN PARTICIPANTS

     The administrator will furnish to each Participant a statement at least semiannually showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to such Participant's Account for that period, and (iii) the adjustments to such Participant's Account to reflect earnings or losses (if any).

PLAN ADMINISTRATOR

     Pursuant to the terms of the Plan, the Plan Administrator is the Savings Bank. A committee of the Savings Bank has been designated by the Board of Directors of the Savings Bank to act on the Savings Bank's behalf as the Plan Administrator. The name, address and telephone number of the current Plan Administrator is Fulton Savings Bank, FSB, 410 Market Street, P.O. Box 700, Fulton, Missouri 65251-0700. The Savings Bank's telephone number is (573) 642-6618. The Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries and others under Sections 104 and 105 of ERISA.

AMENDMENT AND TERMINATION

     The Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee who ceases to be a Participant shall have a fully vested interest in his or her Account. The Savings Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of the Participants or their beneficiaries.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust to another plan, the Plan requires that each Participant (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN WHICH ARE OF GENERAL APPLICATION UNDER THE CODE AND IS NOT INTENDED TO BE A COMPLETE OR DEFINITIVE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN OR RECEIVING DISTRIBUTIONS FROM THE PLAN. THE SUMMARY IS NECESSARILY GENERAL IN NATURE AND DOES NOT PURPORT TO BE COMPLETE. MOREOVER, STATUTORY PROVISIONS ARE SUBJECT TO CHANGE, AS ARE THEIR INTERPRETATIONS, AND THEIR APPLICATION MAY VARY IN INDIVIDUAL CIRCUMSTANCES. FINALLY, THE CONSEQUENCES UNDER APPLICABLE STATE AND LOCAL INCOME TAX LAWS MAY NOT BE THE SAME AS UNDER THE FEDERAL INCOME TAX LAWS.

PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY DISTRIBUTION FROM THE PLAN AND TRANSACTIONS INVOLVING THE PLAN.

     The Plan has received a determination from the IRS that it is qualified under Section 401(a) and 401(k) of the Code, and that the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan of each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and
(3) Earnings of the Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Savings Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code. Following such an amendment, the Plan will be submitted to the IRS for a determination that the Plan, as amended, continues to qualify under Sections 401(a) and 501(a) of the Code and that it continues to satisfy the requirements for a qualified cash or deferred arrangement under
Section 401(k) of the Code.

     Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

     (a) Amounts contributed to a Participant's 401(k) account and the investment earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualified as a "Lump Sum Distribution" (as described below).

     (b) Income earned on assets held by the Trust will not be taxable to the Trust.

     LUMP SUM DISTRIBUTION. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a "Lump Sum Distribution" if it is made: (i) within a single taxable year of the Participant or beneficiary;
(ii) on account of the Participant's death or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credits of the Participant under the Plan and all other profit sharing plans, if any, maintained by the Savings Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Savings Bank which is included in such distribution.

     AVERAGING RULES. The portion of the total taxable amount of a Lump Sum Distribution (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the Plan or any other profit sharing plan maintained by the Employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the Participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

     COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations by the IRS.

     DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an individual retirement account ("IRA") without regard to whether the distribution is a Lump Sum Distribution or Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan of to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually) over the Participant's life of the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

     ADDITIONAL TAX ON EARLY DISTRIBUTIONS. A Participant who receives a distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled or onto an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his or her beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

     THE FOREGOING IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN WHICH ARE OF GENERAL APPLICATION UNDER THE CODE AND IS NOT INTENDED TO BE A COMPLETE OR DEFINITIVE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN OR RECEIVING DISTRIBUTIONS FROM THE PLAN. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT A TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN AND RECEIVING DISTRIBUTIONS FROM THE PLAN.

RESTRICTIONS ON RESALE

     Any person receiving shares of the Common Stock under the Plan who is an "affiliate" of the Savings Bank or the Holding Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933, as amended ("Securities Act") (e.g., directors, officers and substantial shareholders of the Savings Bank) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act (the Holding Company and the Savings Bank having no obligation to file such registration statement) or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act. Any person who may be an "affiliate" of the Savings Bank of the Holding Company may wish to consult with counsel before transferring any Common Stock owned by him. In addition, Participants are advised to consult with counsel as to the applicability of the reporting and short-swing profit liability rules of Section 16 of the Exchange Act which may affect the purchase and sale of the Common Stock where acquired under the Plan, or other sales of the Common Stock.

                                 LEGAL OPINIONS

     The validity of the issuance of the Common Stock will be passed upon by Breyer & Aguggia, Washington, D.C., which firm is acting as special counsel for the Holding Company in connection with the Savings Bank's Conversion from a federally mutual savings bank to a federally stock savings bank and the concurrent formation of the Holding Company.

                                Investment Form
                             (Employer Stock Fund)

                            FULTON SAVINGS BANK, FSB
                                RETIREMENT TRUST



Name of
Participant:
             ------------------------------------------------------

Social Security
Number:
        -----------------------------------------------------------


     1. Instructions. In connection with the proposed conversion of Fulton Savings Bank, FSB (the "Savings Bank") to a stock capital savings bank and the simultaneous formation of a holding company (the "Conversion"), participants in the Fulton Savings Bank, FSB Retirement Trust (the "Plan") may make a one-time election to direct the investment of up to ___% of the vested portion of their December 31, 1995 account balances into the Employer Stock Fund (the "Employer Stock Fund"). Amounts transferred at the direction of Participants into the Employer Stock Fund will be used to purchase shares of common stock of Fulton Bancorp, Inc. (the "Common Stock"), the proposed holding company for the Savings Bank. A PARTICIPANT'S ELIGIBILITY TO PURCHASE SHARES OF COMMON STOCK IS SUBJECT TO THE PARTICIPANT'S GENERAL ELIGIBILITY TO PURCHASE SHARES OF COMMON STOCK IN THE CONVERSION AND THE MAXIMUM AND MINIMUM LIMITATIONS SET FORTH IN THE PLAN CONVERSION. SEE THE PROSPECTUS FOR ADDITIONAL INFORMATION.

     You may use this form to direct a transfer of funds credited to your account to the Employer Stock Fund, to be used to purchase Common Stock in the Conversion. To direct such a transfer to the Employer Stock Fund, you should complete and file this form with the Savings Bank's __________________________, no later than the close of business on ______, 1996. The Plan Administrator (or representative) will keep a copy of this form and return a copy to you. (If you need assistance in completing this form, please contact the
__________________________.

     2. Transfer Direction. I hereby direct the Plan Administrator to transfer $__________ (in increments of $10) from the vested portion of my Plan account balance as of December 31, 1995 (not in excess of __% of your vested account balance at December 31, 1995) to the Employer Stock Fund.

     3. Effectiveness of Direction. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan and the terms and conditions of the Conversion. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.


- ------------------------------           ------------------------------------
Signature                                Date

                             *    *    *    *    *

     4. Acknowledgement of Receipt. This Transfer Direction Form was received by the Plan Administrator and will become effective on the date noted below.


- ------------------------------           ------------------------------------
Plan Administrator                       Date